Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Comments on Unsolicited Third Party Mini-Tender Offer

NEW YORK, October 24, 2018 /PRNewswire/– American Finance Trust, Inc. (“AFIN”) announced that, after careful evaluation, its board of directors strongly recommends that AFIN’s stockholders reject the latest unsolicited mini-tender offer launched by MacKenzie Realty Capital, Inc. and certain of its affiliates (collectively, “MacKenzie”) to purchase up to 400,000 shares of each of AFIN’s Class A and Class B-2 common stock

AFIN became aware of MacKenzie’s latest opportunistic offer when MacKenzie issued a press release on October 10, 2018. AFIN does not endorse MacKenzie’s offer and reminds its stockholders that MacKenzie is not affiliated with AFIN or AFIN’s advisor. Make no mistake, MacKenzie is a for-profit business that we believe opportunistically timed this offer to commence with the simultaneous conversion of AFIN’s Class B-1 common stock into AFIN’s Class A common stock traded on The Nasdaq Global Select market (“Nasdaq”). While there can never be any assurance as to AFIN’s future stock price, management is confident about AFIN’s portfolio, growth potential and the stockholder value that solid execution of its business and investment strategy will bring.

MacKenzie has had limited success in acquiring shares from AFIN’s stockholders in previous mini-tender offers. AFIN’s board of directors believes that the latest MacKenzie offer is not in the best interest of AFIN’s stockholders, because, among other reasons:

•	Opportunistic Attempt to Profit at Stockholders’ Expense. AFIN’s board of directors believes that MacKenzie’s offer represents yet another opportunistic attempt by MacKenzie to make a profit by purchasing shares across both share classes at what we believe could well prove to be undervalued prices, thereby depriving the stockholders who tender shares in the MacKenzie offer of distributions paid by the company to you after September 17, 2018 and of potential stock appreciation after the date the tender paperwork is accepted by MacKenzie. We believe that MacKenzie would not be making the offer if it did not think AFIN’s shares will be worth more in the future than the prices they are paying for each share class.

•	Deceptive Offer Price. MacKenzie will reduce the actual price paid for tendered shares by any distributions paid on such shares by AFIN after September 17, 2018, which are currently paid at a rate of $1.10 per year per share. As a result, the per share price actually paid by MacKenzie will be at least $0.18 less than their offer price if MacKenzie’s offer expires on November 16, 2018. The actual amount paid could be reduced further depending on when MacKenzie accepts the tendered shares or if MacKenzie’s offer is extended at its discretion.

•	MacKenzie’s Offer Avoids Important Investor Protections and Disclosure. The latest MacKenzie offer has not been publicly filed and avoids important investor protections and disclosure. In fact, the SEC has cautioned investors about mini-tender offers, noting that “[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard…” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

o	The MacKenzie offer avoids important investor protections, including by accepting tenders only on a first come, first served basis with no right to withdraw or rescind a tender, even if the MacKenzie offer is extended. As a result, once MacKenzie receives it, a tender is irrevocable.

o	Unlike tender offers required to be filed with the SEC, the MacKenzie offer materials in our opinion fail to adequately address certain matters, including: a complete description of the risks associated with the MacKenzie offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued AFIN’s shares; completeness of disclosure as to the identity of MacKenzie, its control persons and promoters; and a clear disclosure of AFIN shares owned by MacKenzie and its affiliates.

AFIN believes that each stockholder must individually evaluate whether to tender his, her or its shares. The AFIN board suggests stockholders carefully consider all the factors discussed in the limited MacKenzie offer materials before deciding to participate, including consulting with any financial or tax advisors when considering the MacKenzie offer.

AFIN appreciates its stockholders’ trust in the company and its board of directors and thanks them for their continued support. AFIN encourages its stockholders to follow the board of directors’ recommendation to not tender shares in the latest MacKenzie offer. If you do not wish to tender shares in the MacKenzie offer, simply do not respond.

For questions or further information, please contact AFIN’s Investor Relations department at 866-902-0063.

About American Finance Trust

American Finance Trust, Inc. (NASDAQ: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on managing and acquiring a high-quality single and multi-tenant portfolio that is service-retail focused. AFIN believes its portfolio consists of a strong, creditworthy tenant base and is well positioned for growth. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in AFIN, as well as the success that AFIN may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause AFIN’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFIN’s most recent Annual Report on Form 10-K and AFIN’s most recent Quarterly Report on Form 10-Q, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063